Exhibit 99.1

ACADIA REALTY TRUST REPORTS SECOND QUARTER 2014 OPERATING RESULTS

WHITE PLAINS, NY (July 29, 2014) - Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended June 30, 2014. Acadia operates a dual platform strategy comprised of a high-quality portfolio with concentrations of assets in the nation’s most dynamic street-retail corridors (“Core Portfolio”) and opportunistic and value-add investments through a series of discretionary institutional funds (“Funds”). All per share amounts below are on a fully diluted basis.

Second Quarter 2014 Highlights

Earnings

•	Second quarter funds from operations (“FFO”) of $0.35 per share included $0.02 of acquisition related costs

•	Earnings per share (“EPS”) of $0.19

•	Revised earnings guidance upward to a range of $1.35 to $1.40 of FFO per share

Core Portfolio - Additional Acquisitions in New York Metro Market; Continued Strong NOI Growth in the Existing Portfolio

•	Closed on $192.4 million of acquisitions year-to-date

•	In addition, the Company has a current acquisition pipeline of $67.7 million under contract

•	Same property net operating income (“NOI”) for the second quarter up 4.9% compared to 2013

•	96.6% portfolio occupancy at June 30, 2014; up 100 basis points from first quarter 2014

Fund Platform - Expansion of Investment in Savannah, Georgia; Lincoln Road Portfolios under Contract for Sale

•	Fund IV closed on a $25.4 million opportunistic investment located outside of Wilmington, Delaware

•	In addition, Fund IV added to its planned investment in downtown Savannah by identifying an additional 7 assets for acquisition and redevelopment

•	Fund III and IV’s Lincoln Road Portfolios in Miami Beach under contract for sale for total of $342.0 million versus aggregate cost basis of $195.5 million

•	Fund II progress at City Point continued with the sale of a portion of its market-rate residential air rights

Balance Sheet - Match Funding With Conservative Leverage

•	Core and pro-rata share of Fund debt, net of cash on hand (“Net Debt”), to EBITDA ratio of 4.6x at June 30, 2014 compared to 4.8x at March 31, 2014

•	Fixed-charge coverage ratio including pro-rata share of Funds of 3.9x for the quarter

Second Quarter 2014 Operating Results

FFO for the three and six months ended June 30, 2014 was $21.1 million and $40.0 million, respectively, up from $17.3 million and $34.1 million for the three and six months ended June 30, 2013, respectively. On a per share basis, FFO for the second quarter 2014 was $0.35 which compares to $0.31 for second quarter 2013. For the six month period ended June 30, 2014, FFO per share was $0.67, as compared to $0.62 for the same period of 2013.

Net income for the three and six months ended June 30, 2014 was $11.5 million and $33.1 million, as compared to $8.8 million and $18.4 million for the three and six months ended June 30, 2013. EPS for the three and six months ended June 30, 2014 was $0.19 and $0.57, respectively, as compared to $0.16 and $0.34 for the same periods for 2013. Net income for the six months ended June 30, 2014 includes $12.6 million, or $0.22 per share, of gain realized on the disposition of property. During the second quarter, the Company recognized $2.0 million of income following the full collection of principal and interest on a mezzanine note as discussed further below.

Refer to the Financial Highlights below for further detail on operating results and additional disclosures related to FFO.

Core Portfolio - Strong Performance in Existing Core and Achieving Acquisition Goals

Portfolio Performance

Same-property NOI in the Core Portfolio increased 4.9% for the second quarter of 2014 as compared to the second quarter of 2013. For the six months ended June 30, 2014, same-property NOI increased 4.6% over 2013.

At June 30, 2014, Acadia’s Core Portfolio was 96.6% occupied, up from 95.6% as of March 31, 2014, and was 97.0% leased, including space leased but not yet occupied.

The Company realized an increase in average rents on a GAAP basis, which includes the effect of the straight-lining of rents, of 17.5% on 191,000 square feet of new and renewal leases executed during the quarter ended June 30, 2014. On a contractual rent, or cash basis, which compares the initial rent of the new and renewal leases against the ending rent of the former leases, the Company experienced an increase of 7.4% in average rents for these same leases.

Core Acquisitions - Additions of New York Metro Street Retail and Dense Suburban Retail

Year-to-date, Acadia has closed on $192.4 million of Core Portfolio acquisitions, including three properties during and subsequent to the second quarter for an aggregate purchase price of $101.9 million as follows:

152-154 Spring Street - SoHo - As previously announced, during the second quarter, Acadia converted an existing $38.0 million first mortgage loan into an equity investment in the retail condominiums at this location through the exercise of a purchase option. Totaling 2,900 square feet and occupied by a Kate Spade Saturday, this property is located in one of the premier retail corridors in the SoHo submarket in Manhattan adding to the Company’s presence elsewhere on Spring Street and on Mercer Street. As part of the transaction, Acadia sold a 10% interest to an unaffiliated joint venture partner, and retained a 90% ownership interest.

2520 Flatbush Avenue - Brooklyn - This 29,000 square foot property, fully occupied by a newly opened Bob’s Discount Furniture and Capital One branch was purchased during the second quarter by Acadia for $17.1 million. This Brooklyn property is surrounded by more than 580,000 people within a 3-mile radius and is situated directly across the street from Kings Plaza mall.

Bedford Green - Bedford Hills - Subsequent to the quarter, Acadia acquired this ShopRite anchored 120,000 square foot shopping center along Route 117 in the Bedford Hills neighborhood in Westchester for $46.8 million. The property draws shoppers from a large, affluent trade area with household incomes of $100,000 and $140,000 within three and five-mile rings, respectively. Other tenants at this center include CVS, Panera

Bread and Chase Bank. In connection with this acquisition, Acadia assumed $29.8 million of debt collateralized by the property.

The Company has an additional acquisition pipeline of $67.7 million currently under contract, which is subject to customary closing conditions, and, as such, no assurance can be given that the Company will successfully close on this pipeline.

Structured Financing Portfolio

As of June 30, 2014, the Company’s structured financing portfolio totaled $96.3 million, down from $119.6 million as of first quarter 2014. Significant transactions during the quarter included:

•
Two new investments for an aggregate $17.0 million and an effective weighted average interest rate of 12.8%. The underlying collateral on these investments is located in the Gold Coast neighborhood of Chicago and the Bronx

•	Conversion of its $38.0 million first mortgage investment in 152-154 Spring Street into an equity position as discussed above

•
Receipt of full payment of all interest and principal on two notes collateralized by a shopping center located in Aiken, South Carolina, with an aggregate carrying value of $4.8 million, net of a $2.0 million reserve

Fund Platform - Fund IV Invests Further in Savannah, Georgia; Funds III and IV’s Lincoln Road Portfolios under Contract for Sale

Fund IV Acquisitions

Subsequent to the second quarter, Fund IV, together with an unaffiliated joint venture partner, acquired Eden Square, a 236,000 square foot shopping center located less than 15 miles south of Wilmington in Bear, Delaware, for a purchase price of $25.4 million. Although the shopping center is currently 94% occupied and anchored by a Giant Supermarket and Lowe’s Home Improvement store, there is an opportunity to reposition the property as Lowe’s plans to relocate after its lease expires during 2017.

During the second quarter 2014, Fund IV expanded its planned investment in its previously announced joint venture for the acquisition and redevelopment of street retail assets located on Broughton Street in downtown Savannah, Georgia. The development plan now includes a total of 24 properties of which 18 have closed to date. Acquisition and development costs for the project are currently anticipated to aggregate approximately $65.0 million. Consistent with Fund IV’s original investment in this project, all additional costs are structured as senior preferred equity along with a debt component.

Funds III and IV Enter into Contract to Sell Miami Beach Portfolio

Subsequent to the second quarter, Funds III and IV, through their joint ventures with affiliates of Terranova Corporation (“Terranova”), entered into a contract to sell a six-property portfolio located in Miami Beach, Florida for an aggregate $342.0 million, of which $141.8 million is for the Fund III properties and $200.2 million is for the Fund IV properties. Fund III and Terranova acquired a portfolio of two properties on Lincoln Road and one on Lincoln Lane aggregating 59,700 square feet for $51.9 million during February 2011. Including additional incurred costs, $54.5 million has been invested to date. During December 2012, Fund IV and Terranova acquired an additional three properties on Lincoln Road totaling 54,900 square feet. The investment of $141.0 million to date is comprised of the initial $139.0 million acquisition price plus additional subsequent costs of $2.0 million. It is anticipated that Terranova will remain actively involved in the investment following the sale, ensuring a smooth transition. As the sale is subject to customary closing conditions including the assumption of existing debt, no assurance can be given that the Company will successfully close on this transaction.

Fund II Continued Progress at City Point

During the second quarter, Fund II completed the sale of the air rights to a residential developer to construct market-rate housing (“Tower 2”) on top of the retail podium at its City Point project in downtown Brooklyn for $27.0 million. In addition, the Company made further progress on the anticipated sale of the final residential component (“Tower 3”) during the quarter.

Balance Sheet - Match Funding With Conservative Leverage

Acadia further enhanced its already low leverage balance sheet during the quarter as evidenced by the following:

•	Core Portfolio fixed-charge coverage ratio of 3.9x for the quarter ended June 30, 2014, improved from 3.5x for the quarter ended March 31, 2014

•	Including the Company’s pro-rata share of Funds, fixed-charge coverage ratio improved to 3.9x from 3.4x for the same periods

•	Core Portfolio ratio of Net Debt to EBITDA was 3.6x at June 30, 2014, an improvement from 4.0x as of March 31, 2014

•	Including the Company’s pro-rata share of Funds, Net Debt to EBITDA improved to 4.6x from 4.8x for the same periods

•	Core and pro-rata share of Fund Net Debt to Total Market Capitalization was 21% at June 30, 2014, compared to 24% at March 31, 2014

Outlook - Earnings Guidance for 2014

The Company is updating its previously announced 2014 annual earnings guidance to the upper half of its original FFO forecast range of $1.30 to $1.40 per share. On a fully diluted basis, the Company now forecasts a range of 2014 annual FFO of $1.35 to $1.40 per share and 2014 EPS of $0.72 to $0.77. Consistent with Acadia’s original guidance, these ranges exclude acquisition costs and gains from dispositions.

Management Comments

“Our second quarter and year-to-date progress and results demonstrate the significant value that our disciplined, location-driven investment strategy can generate for all of our stakeholders,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “By continuing to selectively aggregate street retail, urban and dense suburban assets in high-barrier-to-entry markets, we are positioning our core portfolio to deliver solid operating results and attractive long-term growth. At the same time, consistent with our fund platform’s ‘buy-fix-sell’ strategy, during and subsequent to the second quarter, we elected to capitalize on the high liquidity within the capital markets by profitably monetizing assets across several of our funds ahead of schedule and in excess of our original underwriting. In short, our dual-platform model is firing on all cylinders.”

Investor Conference Call

Management will conduct a conference call on Wednesday, July 30, 2014 at 12:00 PM ET to review the Company’s earnings and operating results. The live conference call can be accessed by dialing 888-771-4371. The pass code is “37590736” or “Acadia Realty”. The call will also be webcast and can be accessed in a listen-only mode at Acadia’s web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia’s website. Alternatively, to access the replay by phone, dial 888-843-7419, and the passcode will be “37590736#”. The phone replay will be available through Wednesday, August 6, 2014.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties located in key street and urban retail corridors as well as suburban locations within high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, these properties through its core portfolio and through a series of opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 26, 2014 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Highlights Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Six Months ended June 30, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
Revenues	2014	2013	2014	2013

Rental income	$ 36,112	$ 30,712	$ 69,930	$ 59,493
Interest income	3,049	3,398	6,213	6,296
Expense reimbursements	7,832	6,364	16,622	13,646
Other property income	437	307	634	658
Other income	2,081	27	2,797	3,004
Total revenues	49,511	40,808	96,196	83,097
Operating expenses
Property operating	6,645	4,982	14,456	10,944
Real estate taxes	5,569	5,062	11,239	10,083
General and administrative	6,879	6,302	13,775	11,928
Depreciation and amortization	11,584	9,599	23,171	18,828
Total operating expenses	30,677	25,945	62,641	51,783

Operating income	18,834	14,863	33,555	31,314

Equity in earnings of unconsolidated affiliates	1,430	815	4,459	3,065
Impairment of asset	—	(1,500)	—	(1,500)
Loss on extinguishment of debt	(66)	—	(269)	—
Gain on disposition of property	561	—	12,948	—
Interest expense and other finance costs	(9,534)	(9,926)	(20,185)	(19,211)
Income from continuing operations before income taxes	11,225	4,252	30,508	13,668
Income tax benefit (provision)	83	(10)	(85)	129
Income from continuing operations	11,308	4,242	30,423	13,797

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Six Months ended June 30, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating income from discontinued operations [5]	$—	$1,181	$—	$2,805
Gain on disposition of property	560	4,191	560	4,191
Income from discontinued operations	560	5,372	560	6,996
Net income	11,868	9,614	30,983	20,793
Loss (income) attributable to noncontrolling interests:
Continuing operations	57	3,725	2,537	3,761
Discontinued operations	(461)	(4,582)	(461)	(6,174)
Net (income) loss attributable to noncontrolling interests	(404)	(857)	2,076	(2,413)
Net income attributable to Common Shareholders	$ 11,464	$ 8,757	$ 33,059	$ 18,380

Income from continuing operations attributable to
Common Shareholders	$ 11,365	$ 7,967	$ 32,960	$ 17,558
Income from discontinued operations
attributable to Common Shareholders	99	790	99	822
Net income attributable to Common Shareholders	11,464	8,757	33,059	18,380

Less: Net Income attributable to participating securities	(198)	(154)	(587)	(326)
Net Income attributable to Common Shareholders - basic	$ 11,266	$ 8,603	$ 32,472	$ 18,054
Weighted average shares for basic earnings per share	58,013	55,171	56,988	54,309
Net Earnings per share - basic and diluted	$ 0.19	$ 0.16	$ 0.57	$ 0.34

Basic and diluted earnings per share - Continuing Operations [2]	$ 0.19	$ 0.14	$ 0.57	$ 0.32
Basic and diluted earnings per share - Discontinued Operations [2]	$—	$ 0.02	$—	$ 0.02

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Six Months ended June 30, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income attributable to Common Shareholders	$ 11,464	$ 8,757	$ 33,059	$ 18,380

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	8,098	7,043	16,238	13,587
Unconsolidated affiliates	889	650	1,603	1,201
Impairment of asset	—	1,500	—	1,500
Loss (gain) on disposition (net of noncontrolling interests’ share):
Consolidated affiliates	166	(776)	(12,227)	(776)
Income attributable to noncontrolling interests’ in
Operating Partnership	453	102	1,309	225
Distributions - Preferred OP Units	6	5	13	11
Funds from operations	$ 21,076	$ 17,281	$ 39,995	$ 34,128
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [4]	60,521	56,215	59,476	55,378
Funds from operations, per share	$ 0.35	$ 0.31	$ 0.67	$ 0.62

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Six Months ended June 30, 2014 and 2013
(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating income	$ 18,834	$ 14,863	$ 33,555	$ 31,314

Add back:
General and administrative	6,879	6,302	13,775	11,928
Depreciation and amortization	11,584	9,599	23,171	18,828
Less:
Interest income	(3,049)	(3,398)	(6,213)	(6,296)
Straight line rent and other adjustments	(3,713)	(2,020)	(5,439)	(3,036)

Consolidated NOI	30,535	25,346	58,849	52,738

Noncontrolling interest in NOI	(10,153)	(8,062)	(18,757)	(18,118)
Pro-rata share of NOI	20,382	17,284	40,092	34,620
Operating Partnerships’ interest in Opportunity Funds	(1,577)	(1,196)	(2,930)	(2,898)
Operating Partnerships’ share of unconsolidated joint ventures [1]	930	689	1,780	1,418
NOI - Core Portfolio	$ 19,735	$ 16,777	$ 38,942	$ 33,140

Note:
[1] Does not include share of unconsolidated joint ventures within Opportunity Funds

SELECTED BALANCE SHEET INFORMATION
	As of
	June 30, 2014	December 31, 2013
	(dollars in thousands)

Cash and cash equivalents	$ 86,797	$ 79,189
Rental property, at cost	1,618,269	1,481,700
Total assets	2,372,196	2,264,957
Notes payable	1,074,029	1,039,997
Total liabilities	1,179,835	1,143,369

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Six Months ended June 30, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 2,196 and 606 OP Units into Common Shares for the quarters ended June 30, 2014 and 2013, respectively and 2,188 and 630 OP Units into Common Shares for the six months ended June 30, 2014 and 2013, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and six months ended June 30, 2014 and 2013. In addition, diluted FFO also includes the effect of 288 and 424 employee share options, restricted share units and LTIP units for the quarters ended June 30, 2014 and 2013, respectively and 274 and 431 employee share options, restricted share units and LTIP units for the six months ended June 30, 2014 and 2013, respectively.

5 During April, 2014, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard (“ASU 2014-08”) regarding the criteria for reporting discontinued operations. ASU 2014-08 is effective prospectively beginning in the first quarter of 2015, although early adoption is permitted beginning in the first quarter of 2014. The Company has elected to early adopt ASU 2014-08 and, as such, beginning in the first quarter of 2014, prospective activity related to individual properties sold or held for sale will no longer be included as discontinued operations in the consolidated financial statements.